Exhibit 2.21

APNS:          162-28-101-002 and 162-28-102-001

WHEN RECORDED MAIL TO:

Paul, Hastings, Janofsky & Walker LLP

515 South Flower Street, 25th Floor

Los Angeles, California 90071

Attention:  John F. Hilson, Esq.

Send Tax Bills to:

155 East Tropicana, LLC

c/o 115 East Tropicana Avenue

Las Vegas, Nevada 89109

Attention: Michael Hessling

LEASEHOLD DEED OF TRUST, FIXTURE FILING WITH ASSIGNMENT OF
RENTS AND LEASES, AND SECURITY AGREEMENT by and from

EASTERN & WESTERN HOTEL CORPORATION, as “Grantor”

to

LAWYERS TITLE OF NEVADA, INC., as “Trustee”

for the benefit of

WELLS FARGO FOOTHILL, INC.,
in its capacity as the arranger and administrative agent, its successors and assigns, as its interests may appear, as “Beneficiary”

Dated as of March 29, 2005

THIS INSTRUMENT IS TO BE FILED AND INDEXED IN THE REAL ESTATE RECORDS AND IS ALSO TO BE INDEXED IN THE INDEX OF FINANCING STATEMENTS OF CLARK COUNTY, NEVADA UNDER THE NAME OF EASTERN & WESTERN HOTEL CORPORATION, AS “DEBTOR” AND WELLS FARGO FOOTHILL, INC. AS “SECURED PARTY.”  THE ORGANIZATIONAL NUMBER FOR EASTERN & WESTERN HOTEL CORPORATION IS NEVADA FILE NUMBER C7311-1988. INFORMATION CONCERNING THE SECURITY INTEREST MAY BE OBTAINED FROM BENEFICIARY AT THE ADDRESS SET FORTH BELOW.

THIS INSTRUMENT IS A “CONSTRUCTION MORTGAGE” AS THAT TERM IS DEFINED IN SECTION 104.9334(8) OF THE NEVADA REVISED STATUTES (“NRS”) AND SECURES AN OBLIGATION INCURRED FOR THE CONSTRUCTION OF AN IMPROVEMENT UPON LAND.

LEASEHOLD DEED OF TRUST, FIXTURE FILING WITH ASSIGNMENT OF
RENTS AND LEASES, AND SECURITY AGREEMENT

(Nevada)

THIS LEASEHOLD DEED OF TRUST, FIXTURE FILING WITH ASSIGNMENT OF RENTS AND LEASES, AND SECURITY AGREEMENT (this “Deed of Trust”) is dated as of March 29, 2005, by and from EASTERN & WESTERN HOTEL CORPORATION, a Nevada corporation (“Grantor”), whose address is 115 East Tropicana Avenue, Las Vegas, Nevada 89109, Attention: Michael Hessling, to LAWYERS TITLE OF NEVADA INC. (“Trustee”), whose address is 1210 South Valley View, Las Vegas, Nevada 89102 for the benefit of WELLS FARGO FOOTHILL, INC., a California corporation, in its capacity as the arranger and administrative agent, its successors and assigns, as its interests may appear (“Agent”) pursuant to the Credit Agreement (as defined below), whose address is 2450 Colorado Avenue, Suite 3000 West, Santa Monica, California 90404 (Agent, together with its successors and assigns, is referred to herein as  “Beneficiary”).

THIS INSTRUMENT SECURES FUTURE ADVANCES.  THE MAXIMUM AMOUNT OF PRINCIPAL TO BE SECURED HEREBY IS $15,000,000.  THIS INSTRUMENT IS TO BE GOVERNED BY THE PROVISIONS OF NRS 106.300 THROUGH NRS 106.400 INCLUSIVE.  WITHOUT LIMITING THE FOREGOING, ANY AND ALL FUTURE ADVANCES BY AGENT OR LENDERS TO BORROWERS MADE FOR THE IMPROVEMENT, PROTECTION OR PRESERVATION OF THE TRUST PROPERTY, TOGETHER WITH INTEREST AT THE RATE APPLICABLE TO OVERDUE PRINCIPAL SET FORTH IN THE CREDIT AGREEMENT, SHALL BE AUTOMATICALLY SECURED HEREBY UNLESS SUCH A DOCUMENT EVIDENCING SUCH ADVANCES SPECIFICALLY RECITES THAT IT IS NOT INTENDED TO BE SECURED HEREBY AND THE PAYMENT OF ALL SUMS EXPENDED OR ADVANCED BY AGENT OR LENDERS UNDER OR PURSUANT TO THE TERMS HEREOF OR THE CREDIT AGREEMENT OR TO PROTECT THE SECURITY HEREOF, TOGETHER WITH INTEREST THEREON AS HEREIN PROVIDED (WITHOUT LIMITING THE GENERALITY OF THE PROTECTIONS AFFORDED BY NRS CHAPTER 106) FUNDS DISBURSED THAT, IN THE REASONABLE EXERCISE OF AGENT’S JUDGMENT, ARE NEEDED FOR IMPROVING PROPERTY OR TO PROTECT LENDER’S SECURITY IN THE TRUST PROPERTY (AS DEFINED HEREIN) ARE TO BE DEEMED OBLIGATORY ADVANCES HEREUNDER AND WILL BE ADDED TO THE TOTAL INDEBTEDNESS BY THIS DEED OF TRUST AND SUCH INDEBTEDNESS SHALL BE INCREASED ACCORDINGLY.

THE OBLIGATIONS SECURED HEREBY INCLUDE REVOLVING CREDIT OBLIGATIONS WHICH PERMIT BORROWING, REPAYMENT AND REBORROWING.  INTEREST ON OBLIGATIONS SECURED HEREBY ACCRUES AT A RATE WHICH MAY FLUCTUATE FROM TIME TO TIME.

Certain provisions of this Deed of Trust may be subject to the laws, rules and regulations of the Gaming Authorities (as defined herein).

RECITALS:

WHEREAS, reference is made to that certain Credit Agreement dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified heretofore or hereinafter from time to time, the “Credit Agreement”), is being entered into by (i) Agent, (ii) the Lenders (as defined in the Credit Agreement), (iii) 155 East Tropicana, LLC, a Nevada limited liability company (“Tropicana”), and (iv) each of Tropicana’s Subsidiaries (as defined in the Credit Agreement) identified on the signature pages therein, which Credit Agreement provides for a revolving loan in the principal amount as specified in said Credit Agreement.  Tropicana and each of Tropicana’s Subsidiaries identified on the signature pages to the Credit Agreement are collectively referred to herein as “Borrowers”.

WHEREAS, as a condition of the consummation of the transactions contemplated by the Credit Agreement, Grantor and Agent have entered into that certain Guarantee and Pledge Agreement, dated as of the date hereof (as it may be amended, supplemented or otherwise modified heretofore or hereafter from time to time, the “Guarantee Agreement”).

WHEREAS, Agent and the Lenders are unwilling to enter into the Credit Agreement and make available to Borrowers the credit facilities provided therein unless Grantor, among other things, secures its obligations under the Guarantee Agreement and the Obligations of Borrowers under the Credit Agreement and the other Loan Documents (as such terms are defined in the Credit Agreement) by delivering this Deed of Trust.

WHEREAS, Grantor is an affiliate of Tropicana and is receiving a good and valuable benefit, the sufficiency and receipt of which is hereby acknowledged, from Agent and Lenders entering into the Credit Agreement with Borrowers.

ARTICLE 1
DEFINITIONS

Section 1.1                                   Definitions.  All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Credit Agreement.  As used herein, the following terms shall have the following meanings:

(a)                                  “Event of Default”: shall have the meaning ascribed to such term in Article 5 hereof.

(b)                                 “Gaming Authorities”: means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter existing, or any officer or official thereof, including, without limitation, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board and any other agency, in each case, with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by any of the Borrowers.

(c)                                  “Indebtedness”: All obligations of the Borrowers to Beneficiary, including, without limitation, (1) the repayment of all amounts outstanding from time to time under the Credit Agreement and the other Loan Documents, with such indebtedness maturing on the Maturity Date, including principal, interest (including all interest that, but for the provisions of the Bankruptcy Code (as herein defined), would have accrued), and other amounts which may now or hereafter be advanced as Advances, (2) the full and prompt performance of any and all repayment, fee, and indemnification obligations with respect to any Letters of Credit, (3) fees, costs, expenses, charges and indemnification obligations accrued, incurred or arising in connection with any Loan Document, (4) any and all future advances made pursuant to the terms of the Credit Agreement, and (5) all other payment Obligations.  The Credit Agreement contains a revolving credit facility that permits Borrowers to borrow certain principal amounts, repay all or a portion of such principal amounts, and reborrow the amounts previously paid to Beneficiary, all upon satisfaction of certain conditions stated in the Credit Agreement.  This Deed of Trust secures all Advances and re-advances under the revolving credit feature of the Credit Agreement.

(d)                                 “Intangible Property”: means any and all intangible personal property owned, used or maintained exclusively in connection with any of the Trust Property or the operation of any hotel, casino, restaurant, store, parking facility, special events arena, theme park or any other commercial operations on the Land, including, without limitation, (a) the rights to use all names and all derivations thereof now or hereafter used by Grantor in connection with the Land (as defined herein), or the Improvements (as defined herein), together with the goodwill associated therewith, and all names, logos, and designs used by Grantor, or in connection with the Land or the Improvements or in which Grantor has rights, with the exclusive right to use such names, logos and designs wherever they are now or hereafter used in connection with the Land or the Improvements, and any and all other trade names, trademarks or service marks, whether or not registered, now or hereafter used in the operation of the Land or the Improvements, including, without limitation, any interest as a licensee or franchisee, and, in each case, together with the goodwill associated therewith; (b) maps, plans, specifications, surveys, studies, tests, reports, data and drawings relating to the development of the Land or the Improvements and the construction of the Improvements, including, without limitation, all marketing plans, feasibility studies, soil tests, design contracts and all contracts and agreements of Grantor relating thereto and all architectural, structural, mechanical and engineering plans and specifications, studies, data and drawings prepared for or relating to the development of the Land or the Trust Property (as defined herein) or the construction, renovation or restoration of any of the Improvements or the extraction of minerals, sand, gravel or other valuable substances from the Land; (c) any and all books, records, customer lists (including lists or information derived from or related to the Player Tracking System described within the definition of “Tangible Property”), concession agreements, supply or service contracts, licenses, permits, governmental approvals (to the extent such licenses, permits and approvals may be pledged under applicable law), signs, goodwill, casino and hotel credit and charge records, supplier lists, checking accounts, safe deposit boxes (excluding the contents of such deposit boxes owned by persons other than the Borrower), cash, instruments, any and all “chattel paper” as such term is defined in Section 9-102 of the UCC, documents, unearned premiums, if any, actions and rights in action, and all other claims, and all other contract rights and general intangibles resulting from or used in connection with the operation of the Trust Property and in which Grantor now or hereafter has rights; (d) all of Grantor’s documents, instruments, contract rights, and general intangibles including, without limitation, all insurance policies, permits, licenses, franchises and agreements required for the use, occupancy or operation of the Land, or any of the Improvements; (e) general intangibles, vacation license resort agreements or other time share license or right to use agreements with respect to the Land, the Improvements and/or the business being conducted thereon, including, without limitation, all rents, issues, profits, income and maintenance fees resulting therefrom; whether any of the foregoing is now owned or hereafter acquired and (f) any and all licenses, permits, approvals  (to the extent such licenses, permits and approvals are not prohibited from being pledged under applicable law), variances, special permits, franchises, certificates, rulings, certifications, validations, exemptions, filings, registrations, authorizations, consents, approvals, waivers, orders, rights and agreements (including options, option rights and contract rights) now or hereafter obtained by Grantor from any governmental, administrative or regulatory agency, authority, department, commission, board, bureau or instrumentality of the United States, any state of the United States, or any political subdivision thereof, including, without limitation, any Gaming Authority, or any court, arbitrator or quasi-judicial authority having or claiming jurisdiction over the Land, the Tangible Property, or any other element of the Trust Property or providing access thereto, or the operation of any business on, at, or from the Land, including, without limitation, any gaming licenses.  The term “Intangible Property” is intended to exclude all items of personal property not owned, used or maintained exclusively in connection with any of the Trust Property or the operation of any hotel, casino, restaurant, store, parking facility, special events arena, theme park or any other commercial operations on the Land.

(e)                                  “Inventory”: as such term is defined in Section 9-102 of the UCC, including, without limitation, and in any event, all goods (whether such goods are in the possession of the Grantor or a lessee, bailee or other person for sale, lease, storage, transit, processing, use or otherwise and whether consisting of whole goods, spare parts, components, supplies, materials or consigned or returned or repossessed goods) which are held for sale or lease or are to be furnished (or which have been furnished) under any contract of service or which are raw materials or work in progress or materials used or consumed exclusively in connection with the ownership or operation of the Trust Property;

(f)                                    “Obligations”: All of the agreements, covenants, conditions, warranties, representations and other obligations of the Borrowers under the Credit Agreement and the other Loan Documents, including, but not limited to, the “Obligations,” as defined in the Credit Agreement, but specifically excluding the Bank Product Obligations.  This Deed of Trust is not security or collateral for the Bank Product Obligations.

(g)                                 “Permitted Liens”: shall have the meaning ascribed to such term in the Credit Agreement.

(h)                                 “Personalty”: means the Intangible Property and the Tangible Property.

(i)                                     “Security Agreement”: means that certain Security Agreement dated as of the date hereof by and among the Agent and the grantors listed on the signature pages thereof and those additional entities that may become parties thereto by executing the form of Supplement attached thereto as Annex 1.

(j)                                     “Tangible Property”:  means any and all tangible personal property, including, without limitation, all goods, equipment, supplies, building and other materials of every nature whatsoever and all other tangible personal property constituting a part or portion of the Trust Property and/or used exclusively in the operation of any hotel, casino, restaurant, store, parking facility, special events arena, theme park, and any other commercial operations on the Land, including, but not limited to, Inventory, communication systems, visual and electronic surveillance systems and transportation systems and not constituting a part of the real property subject to the lien of this Deed of Trust and including all property and materials stored on all or any portion of the Trust Property in which Grantor has an interest and all tools, utensils, food and beverage, liquor, uniforms, linens, housekeeping and maintenance supplies, vehicles, fuel, advertising and promotional material, blueprints, surveys, plans and other documents relating to the Land or the Improvements, and all construction materials and all Fixtures (as defined herein), including, but not limited to, all gaming equipment and devices which are used in connection with the operation of the Trust Property and those items of Fixtures which are purchased or leased by Grantor, machinery and any other item of personal property in which Grantor now or hereafter owns or acquires an interest or right, and which are used or useful in the construction, operation, use and occupancy of the Trust Property; to the extent permitted by the applicable contract or Applicable Law (as defined herein), all financial equipment, computer equipment, player tracking systems (including all computer hardware, operating software programs and all right, title and interest in and to any applicable license therefore, the “Player Tracking Systems”), calculators, adding machines, video game and slot machines, and any other electronic equipment of every nature used or located on any part of the Trust Property, and all present and future right, title and interest of Grantor in and to any casino operator’s agreement, license agreement or sublease agreement used in connection with the Trust Property.  The term “Tangible Property” is intended to exclude all items of personal property not owned, used or maintained exclusively in connection with any of the Trust Property or the operation of any hotel, casino, restaurant, store, parking facility, special events arena, theme park or any other commercial operations on the Land.

(k)                                  “Third Closing Date Transactions”: means the transactions that are to occur as a condition to the Third JV Closing Date.

(l)                                     “Trust Property”:  All of Grantor’s right, title and interest in and to (1) the leasehold interests in the real property described on Exhibit A attached hereto and incorporated herein by this reference, together with any greater estate therein now owned or as hereafter may be acquired by Grantor (the “Land”), (2) all improvements now owned or hereafter acquired by Grantor, now or at any time situated, placed or constructed upon the Land (the ”Improvements”; the Land and Improvements are collectively referred to herein as the “Premises”), (3) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Grantor and now or hereafter attached to or installed in any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements (the “Fixtures”), (4) those certain lease agreements described in Exhibit B-1 attached hereto and by this reference incorporated herein, as they may be amended, modified and extended thereof (collectively, the “Ground Leases”) by and between Grantor, as lessee, and Tropicana, as lessor (in such capacity, the “Lessor”), as the same may be amended, restated, renewed or extended from time to time, and the leasehold estates created thereby in that certain real property, located in the County of Clark, State of Nevada and described in each of the Ground Leases, (5) all existing and future leases, subleases, licenses, concessions, occupancy agreements, lease guarantees or other agreements (written or oral, now or at any time in effect) which grant to any Person a possessory interest in, or the right to use or occupy, all or any part of the Trust Property, whether made before or after the filing by or against Grantor of any petition for relief under the Bankruptcy Code, together with any extension, renewal or replacement of the same and together with all related security and other deposits (and together with the Ground Leases, the “Leases”), (6) subject to the provisions of Article 7 hereof, all of the rents, additional rents, revenues, royalties, income, proceeds, profits, early termination fees or payments, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing, possessing, operating from, residing in, selling or otherwise enjoying the Trust Property or any part thereof, whether paid or accruing before or after the filing by or against Grantor of any petition for relief under the Bankruptcy Code, including, without limitation, all rights to payment for hotel room occupancy by hotel guests, which includes any payment or monies received or to be received in whole or in part, whether actual or deemed to be, for the sale of services or products in connection therewith and/or in connection with such occupancy, advance registration fees by hotel guests, tour or junket proceeds and deposits for conventions and/or party reservations (collectively, the “Rents”), (7) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Trust Property (the “Property Agreements”), (8) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (9) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”), (10) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Grantor (the “Insurance”), (11) any awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to the Land, Improvements or Fixtures (the “Condemnation Awards”), (12) all of Grantor’s rights to appear and defend any action or proceeding brought with respect to the Trust Property and to commence any action or proceeding to protect the interest of Grantor in the Trust Property, (13) subject to the provisions of Article 7 hereof, all rights, powers, privileges, options and other benefits of Grantor as lessor under the Leases, including, without limitation, the immediate and continuing right to claim for, collect and receive all Rents payable or receivable under the Leases or pursuant thereto (and to apply the same to the payment of the Indebtedness and the Obligations), and to do all other things which Grantor or any lessor is or may become entitled to do under the Leases, (14) all water rights, water stock, water permits and other rights to the use of water that are now or that may be hereinafter used in connection with the said Trust Property, or any part thereof, or any improvements or appurtenances thereto, (15) all oil and gas and other mineral rights, if any, in or pertaining to the Land and all royalty, leasehold and other rights of Grantor pertaining thereto, and (16) all right, title and interest of Grantor in and to all other Tangible Property and Intangible Property (except, with respect to Gaming Licenses, as prohibited by the Gaming Laws) now or at any time hereafter located on or appurtenant to the Trust Property and used in connection with the ownership, management or operation of the Trust Property, including, without limitation, the Personalty.  As used in this Deed of Trust, the term “Trust Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.  THE TERM “TRUST PROPERTY” IS INTENDED TO EXCLUDE (I) ALL ITEMS OF PERSONAL PROPERTY IN WHICH BENEFICIARY HAS OBTAINED AND/OR PERFECTED A SECURITY INTEREST UNDER SEPARATE INSTRUMENTS, (II) THE EXCLUDED ASSETS, AS SUCH TERM IS DEFINED IN THE SECURITY AGREEMENT, AND (III) ALL ITEMS OF PERSONAL PROPERTY THAT ARE NOT OWNED, USED OR MAINTAINED EXCLUSIVELY IN CONNECTION WITH THE OPERATION OF ANY HOTEL, CASINO, RESTAURANT, STORE, PARKING FACILITY, SPECIAL EVENTS ARENA, THEME PARK, AND ANY OTHER COMMERCIAL OPERATIONS ON THE LAND.

(m)                               “UCC”:  The Uniform Commercial Code of the State of Nevada or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than the State of Nevada, then, as to the matter in question, the Uniform Commercial Code in effect in that state.

ARTICLE 2
GRANT

Section 2.1                                   Grant.  For and in consideration of good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, and in order to secure the indebtedness and other obligations of Grantor herein set forth, to secure the full and timely payment of the Indebtedness and the full and timely performance of the Obligations, Grantor hereby GRANTS, BARGAINS, ASSIGNS, TRANSFERS, SELLS, WARRANTS and CONVEYS, the Trust Property to Trustee, subject, however, to the Permitted Liens, TO HAVE AND TO HOLD the Trust Property and all parts, rights and appurtenances thereof to Trustee, IN TRUST, WITH POWER OF SALE, and Grantor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Trust Property unto Trustee.

TO HAVE AND TO HOLD the Trust Property, together with all and singular the parts, rights, privileges, hereditaments, and appurtenances thereto in any ways belonging or appertaining, to the use, benefit, and behoof of Trustee, its successors and assigns, in trust for the benefit of Beneficiary, in fee simple forever.  Notwithstanding anything to the contrary contained in the immediately preceding sentence, Grantor hereby agrees and acknowledges that the Indebtedness secured by this Deed of Trust includes a revolving loan and is intended to secure future advances; accordingly, this Deed of Trust shall not be canceled by the full and complete repayment of the Indebtedness, so long as the Credit Agreement remains in force and effect.

ARTICLE 3
WARRANTIES, REPRESENTATIONS AND COVENANTS

Grantor warrants, represents and covenants to Beneficiary as follows:

Section 3.1                                   Title to Trust Property and Lien of this Instrument.  Grantor has (i) good, marketable and insurable title in the leasehold estates comprising a portion of the Trust Property which were created pursuant to the Ground Leases; and (ii) good title to the balance of the Trust Property owned by it, each of the foregoing free and clear of all Liens whatsoever except the Permitted Liens.  Grantor, subject to the Gaming Laws, has the full power and lawful authority to encumber the Trust Property in the manner and form set forth in this Deed of Trust.  This Deed of Trust creates valid, enforceable first priority liens and security interests against the Trust Property.

Section 3.2                                   First Lien Status.  Grantor shall preserve and protect the first lien and security interest status of this Deed of Trust and the other Loan Documents.  If any lien or security interest, other than the Permitted Liens, is asserted against the Trust Property, Grantor shall promptly, and at its expense, (a) give Beneficiary a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released or contest the same in compliance with the requirements of the Credit Agreement (including the requirement of providing a bond or other security satisfactory to Beneficiary).

Section 3.3                                   Payment and Performance.  Grantor shall ensure the prompt and complete payment and performance when due of the Obligations to the extent of the Guarantee Agreement.

Section 3.4                                   Replacement of Fixtures.  Grantor shall not, without the prior written consent of Beneficiary, permit any of the Fixtures to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance and repair or, if removed permanently, is obsolete and is replaced by an article of equal or better suitability and value, owned by Grantor subject to the liens and security interests of this Deed of Trust and the other Loan Documents, and free and clear of any other lien or security interest except such as may be permitted under the Credit Agreement or first approved in writing by Beneficiary.

Section 3.5                                   Inspection.  Grantor shall permit Beneficiary and its agents, representatives and employees to inspect the Trust Property and all books and records of Grantor located thereon, and to conduct such environmental and engineering studies as Beneficiary may require.  Provided that no Event of Default exists, all such testing and investigation shall be conducted at reasonable times and upon reasonable prior notice to Grantor.  Beneficiary shall restore the Trust Property to the condition it was in immediately prior to such testing and investigation.

Section 3.6                                   Contracts.  Each material contract which is part of the Trust Property (each, a “Contract”), (i) is the genuine, legal, valid, and binding obligation of Grantor, (ii) is enforceable against Grantor in accordance with its terms, (iii) is in full force and effect and is, to the best knowledge of Grantor, not subject to any setoffs, defenses, overdue taxes, counterclaims or other claims, nor have any of the foregoing been asserted or alleged as to any Contract, and (iv) is, to the best knowledge of Grantor, in all material respects, in compliance with all applicable laws, including, without limitation, the Gaming Laws, whether federal, state, local or foreign (“Applicable Laws”).  No Grantor nor, to the best knowledge of Grantor, any other party to any Contract is in default in the performance or observance of any of the terms thereof.  No party to any Contract is the United States government or an instrumentality thereof.

Section 3.7                                   Leases.   Each Lease (i) is the genuine, legal, valid and binding obligation of Grantor, (ii) is enforceable against Grantor and, to the best knowledge of Grantor, each other party thereto, in accordance with its terms, (iii) is in full force and effect and, to the best knowledge of Grantor, is not subject to any setoffs, defenses, taxes, counterclaims or other claims, nor have any of the foregoing been asserted or alleged as to any Lease, and (iv) is, to the best knowledge of Grantor, in compliance with all Applicable Laws.

Section 3.8                                   Construction of Improvements. All Improvements have been and will be constructed in all material respects in accordance with Applicable Laws and all requirements of Governmental Authorities and governmental approvals. To the best knowledge of Grantor, the Improvements are free from latent and patent defects, and do not require any material repairs, reconstruction or replacement on the date hereof (except for any material repairs, reconstruction or replacement that do not have a material adverse effect on the value of the Improvements and do not materially and adversely affect Grantor’s use and operation of the Improvements).

Section 3.9                                   Other Covenants.  All of the covenants in this Article 3, shall, to the extent applicable, be covenants running with the land.

Section 3.10                            Condemnation Awards and Insurance Proceeds.

(a)                                  Condemnation Awards.  There are no pending or, to the best knowledge of Grantor, threatened condemnation or eminent domain proceedings against the Trust Property or any part thereof.  Grantor, immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Trust Property or any portion thereof, will notify Beneficiary of the pendency of such proceedings.  Except as set forth in the Credit Agreement, Beneficiary may participate in any such proceedings and Grantor from time to time will deliver to Beneficiary all instruments requested by it to permit such participation.  Grantor assigns all awards and compensation to which it is entitled for any condemnation or other taking, or any purchase in lieu thereof, to Beneficiary and authorizes Beneficiary to collect and receive such awards and compensation and to give proper receipts and acquittances therefor, subject to the terms of the Credit Agreement. Grantor hereby waives all rights to such awards and compensation described in the foregoing sentence.  Grantor, upon request by Beneficiary, shall make, execute and deliver any and all instruments requested for the purpose of confirming the assignment of the aforesaid awards and compensation to Beneficiary free and clear of any liens, charges or encumbrances of any kind or nature whatsoever.

(b)                                 Insurance Proceeds.  Grantor assigns to Beneficiary all proceeds of any insurance policies insuring against loss or damage to the Trust Property.  Except as set forth in the Credit Agreement, Grantor authorizes Beneficiary to collect and receive such proceeds and authorizes and directs the issuer of each of such insurance policies to make payment for all such losses directly to Beneficiary, instead of to Grantor and Beneficiary jointly, as more specifically described in the Credit Agreement.  In the event that the issuer of such insurance policy fails to disburse directly or solely to Beneficiary but disburses instead either solely to Grantor or to Grantor and Beneficiary, jointly, Grantor shall immediately endorse and transfer such proceeds to Beneficiary.  Upon Grantor’s failure to do so, Beneficiary may execute such endorsements or transfers from and in the name of Grantor, and Grantor hereby irrevocably appoints Beneficiary as Grantor’s agent and attorney-in-fact so to do.

Section 3.11                            Costs of Defending and Upholding the Lien.  If any action or proceeding is commenced to which action or proceeding Trustee or Beneficiary is made a party or in which it becomes necessary for Trustee or Beneficiary to defend or uphold the lien of this Deed of Trust including any extensions, renewals, amendments or modifications thereof, Grantor shall, on demand, reimburse Trustee and Beneficiary for all expenses (including, without limitation, reasonable attorneys’ fees and reasonable appellate attorneys’ fees) incurred by Trustee or Beneficiary in any such action or proceeding and all such expenses shall be secured by this Deed of Trust.  In any action or proceeding to foreclose this Deed of Trust or to recover or collect the Indebtedness, the provisions of law relating to the recovering of costs, disbursements and allowances shall prevail unaffected by this covenant.

Section 3.12                            TRANSFER OF THE SECURED PROPERTY.  EXCEPT AS EXPRESSLY PERMITTED PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT, GRANTOR SHALL NOT SELL, TRANSFER, PLEDGE, ENCUMBER, CREATE A SECURITY INTEREST IN, LEASE, OR OTHERWISE HYPOTHECATE, ALL OR ANY PORTION OF THE TRUST PROPERTY WITHOUT THE PRIOR WRITTEN CONSENT OF BENEFICIARY.  THE CONSENT BY BENEFICIARY TO ANY SALE, TRANSFER, PLEDGE, ENCUMBRANCE, CREATION OF A SECURITY INTEREST IN, LEASE, OR OTHER HYPOTHECATION OF, ANY PORTION OF THE TRUST PROPERTY SHALL NOT BE DEEMED TO CONSTITUTE A NOVATION OR A CONSENT TO ANY FURTHER SALE, TRANSFER, PLEDGE, ENCUMBRANCE, CREATION OF A SECURITY INTEREST IN, LEASE, OR OTHER HYPOTHECATION, OR TO WAIVE THE RIGHT OF BENEFICIARY, AT ITS OPTION, TO DECLARE THE INDEBTEDNESS SECURED HEREBY IMMEDIATELY DUE AND PAYABLE, WITHOUT NOTICE TO GRANTOR OR ANY OTHER PERSON OR ENTITY, EXCEPT AS MAY BE REQUIRED PURSUANT TO THE TERMS OF ANY APPLICABLE LEASE, UPON ANY SUCH SALE, TRANSFER, PLEDGE, ENCUMBRANCE, CREATION OF A SECURITY INTEREST, LEASE, OR OTHER HYPOTHECATION TO WHICH BENEFICIARY SHALL NOT HAVE CONSENTED.

Section 3.13                            Security Deposits.  To the extent required by law, or after an Event of Default has occurred and during its continuance, if required by Beneficiary, all security deposits of tenants of the Trust Property shall be treated as trust funds not to be commingled with any other funds of Grantor.  Within twenty (20) days after request by Beneficiary, Grantor shall furnish satisfactory evidence of compliance with this Section 3.13, as necessary, together with a statement of all security deposits deposited by the tenants and copies of all Leases not theretofore delivered to Beneficiary, as requested thereby, certified by Grantor.

ARTICLE 4

LEASEHOLD PROVISIONS

Section 4.1                                   INTENTIONALLY DELETED.

Section 4.2                                   Certain Covenants.  Subject to the provisions of Article 7 hereof, Grantor covenants and agrees as follows:

(a)                                  Grantor shall pay all rents, additional rents and other sums to be paid by Grantor under any Ground Lease and shall diligently perform and observe all covenants, agreements and obligations of the lessee set forth in each Ground Lease, and not to commit, suffer or permit any material breach thereof.  If Grantor shall default under any of the Ground Leases, Beneficiary shall have the right, but not the obligation, to take any action necessary or desirable to cure any default by Grantor in the performance of any of the terms, covenants and conditions of such Ground Lease, including, without limitation, Grantor hereby authorizes Beneficiary to pay all taxes, sewer use fees, water rates and assessments, with interest, costs and charges accrued thereon, which may at any time be a lien (other than a Permitted Lien) upon the Land, or any part thereof; to pay the premiums for any insurance required under the Credit Agreement; to incur and pay reasonable expenses in protecting its rights hereunder and the security hereby granted; and to pay any balance due under any security agreement on any fixtures and equipment included as a part of the Premises; and the payment of all amounts so incurred shall be secured hereby as fully and effectually as any other obligation of Grantor secured hereby.  In any such event, Beneficiary and any person designated by Beneficiary shall have, and is hereby authorized to enter upon the Premises for such purposes, and all monies expended by Beneficiary in connection therewith (including, but not limited to, reasonable legal expenses and disbursements), together with interest thereon at any annual rate of interest provided for in the Credit Agreement (or the highest rate permitted by law, whichever shall be less), from the date of each such expenditure, shall be paid by Grantor to Beneficiary forthwith upon demand by Beneficiary, and shall be secured by this Deed of Trust, and Beneficiary shall have, in addition to any other right or remedy of Beneficiary, the same rights and remedies in the event of non-payment of any such sums by Grantor as in the case of a default by any of the Borrowers in the payment of any installment of principal or interest due and payable under the Credit Agreement.  Any default by Grantor as lessee under any of the Ground Leases or breach of an obligation thereunder shall be a default hereunder, provided that such shall not constitute a default hereunder until the expiration of any applicable lessee notice and grace period under the applicable Ground Leases and the failure of Grantor to cure such default or breach under the applicable Ground Lease within such grace period.

(b)                                 Grantor shall give prompt notice to Beneficiary of the actual receipt by it of written notice of default served on Grantor by Lessor, and shall promptly furnish to Beneficiary all information that it may reasonably request concerning the performance by Grantor of the covenants contained in any Ground Lease, including, without limitation, evidence of payment of rent, taxes, insurance premiums and operating expenses.

(c)                                  So long as this Deed of Trust is in effect, there shall be no merger of any Ground Lease or any interest therein nor of the leasehold estates created thereby with the fee estate in the Land or any portion thereof by reason of the fact that such Ground Lease or such interest therein or such leasehold estate may be held directly or indirectly by or for the account of any person who shall hold the fee estate in the Land or any portion thereof or any interest of the applicable Lessor. In case Grantor acquires the fee title or any other estate, title or interest in the Land covered by the Ground Lease, this Deed of Trust shall attach to and cover and be a lien upon the fee title or such other estate so acquired, and such fee title or other estate shall, without further assignment, mortgage or conveyance, become and be subject to the lien of and covered by this Deed of Trust.  Grantor shall notify Beneficiary of any such acquisition by Grantor and, on written request by Beneficiary, shall at its own expense cause to be executed and recorded all such other and further assurances or other instruments in writing as may in the opinion of Beneficiary be required to carry out the intent and meaning hereof.

(d)                                 Grantor shall not surrender any Ground Lease (except a surrender upon the expiration of the term of the applicable Ground Lease or upon the termination by the Lessor thereunder pursuant to the provisions thereof) to the Lessor thereunder, or any portion thereof or of any interest therein, and no termination of any Ground Lease, by Grantor as lessee thereunder, shall be valid or effective, and subject to the terms of the applicable Ground Lease, such Ground Lease shall not be surrendered or canceled, amended, other than in immaterial respects, or subordinated to any fee mortgage, to any lease (except as set forth in the Credit Agreement), or to any other interest, either orally or in writing, without the prior written consent of Beneficiary so long as this Deed of Trust is in effect. Any attempted surrender, amendment (except in immaterial respects) cancellation or termination of any Ground Lease other than as expressly permitted pursuant to the terms thereof by Grantor without obtaining the prior written consent of Beneficiary shall be null and void and without force and effect on the Ground Lease, and such attempt shall constitute a default hereunder.

(e)                                  INTENTIONALLY DELETED.

(f)                                    If any Ground Lease is terminated prior to the natural expiration of its term by reason of default of Grantor, and if, pursuant to any provision of any Ground Lease, or otherwise, Beneficiary or its designee shall acquire from the Lessor thereunder a new lease of the Land, or of any part of the Land, Grantor shall have no right, title or interest in or to such new lease or the leasehold estate created thereby.

(g)                                 Grantor hereby warrants the quiet and peaceful possession of the Trust Property to Beneficiary for so long as the Deed of Trust is in effect and further warrants and agrees to defend the leasehold estate created under each Ground Lease for the remainder of the term set forth therein against each and every person claiming the same or any part thereof.

(h)                                 In the event of the termination, rejection, or disaffirmance of any Ground Lease by any Lessor (or by any receiver, trustee, custodian, or other party that succeeds to the rights of any Lessor) pursuant to any section or chapter of the Bankruptcy Code, or any similar law, whether state, federal or otherwise, relating to insolvency, reorganization or liquidation, or for the relief of debtors (each such law referred to herein as a “Bankruptcy Law” and all such laws collectively referred to herein as “Bankruptcy Laws”),

Grantor hereby presently, absolutely, and irrevocably grants and assigns to Beneficiary the sole and exclusive right to make or refrain from making any election available to lessees under any Bankruptcy Law (including, without limitation, the election available pursuant to Section 365(h) of the Bankruptcy Code or any successor provision), and Grantor agrees that any such election, if made by Grantor without the prior written consent of Beneficiary (which Beneficiary would not anticipate granting due to the importance of the Ground Lease as security), shall be void and of no force or effect.

(i)                                     In the event there is a termination, rejection, or disaffirmance of any Ground Lease by Lessor (or by any receiver, trustee, custodian, or other party that succeeds to the rights of Lessor) and Beneficiary elects to have Grantor remain in possession under any legal right Grantor may have to occupy the premises leased pursuant to any Ground Lease then (i) Grantor shall remain in such possession and shall perform all acts necessary for Grantor to retain its right to remain in such possession, whether such acts are required under the then existing terms and provisions of the applicable Ground Lease or otherwise, (ii) all of the terms and provisions of this Deed of Trust and the lien created hereby shall remain in full force and effect and shall be extended automatically to such possession, occupancy, and interest of Grantor, to all rights of Grantor to such possession, occupancy, and interest, and to all of Grantor’s rights and remedies against the Lessor under the Bankruptcy Laws, and (iii) Grantor hereby agrees with Beneficiary that if Grantor shall seek to offset against the rent reserved in any Ground Lease any damages or other amounts pursuant to any right of offset available to lessees under any Bankruptcy Laws for any damages sustained by reason of the failure by the applicable Lessor to perform their obligations, then not less than thirty (30) days prior to effecting any such offset, Grantor shall give written notice to Beneficiary of the amount of the proposed offset and the basis therefor, and if Beneficiary objects, within thirty (30) days after receipt of such notice, to the offset on the basis that it may constitute a breach of the Ground Lease, then Grantor shall not effect the offset of any amounts so objected to by Beneficiary and Grantor agrees that any such election, if made by Grantor without the prior written consent of Beneficiary, shall be void and of no force or effect.

(j)                                     Grantor shall use its commercially reasonable efforts (not including the payment of any money or other consideration to any third party) to obtain from time to time, promptly after request by Beneficiary and at no cost to Beneficiary, a tenant’s estoppel certificate thereunder in such form as may reasonably be requested by Beneficiary.

(k)                                  If at any time Grantor fails to comply in any material respect with any of Grantor’s material obligations under any Ground Lease and the Lessor notifies Beneficiary thereof, then Beneficiary or Trustee may, but without obligation to do so and after providing reasonable notice to the applicable Grantor (provided that no notice shall be required in the event of an emergency or if the Ground Lease is in danger of being terminated) and without releasing Grantor from any obligation hereunder or removing or waiving any default hereunder, perform on behalf of the applicable Grantor any such obligations, and any and all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Beneficiary or Trustee in connection therewith shall be repayable upon demand by

Grantor, with interest thereon as set forth in the Credit Agreement, and shall be secured hereby; provided that the foregoing shall not be construed to require Beneficiary or Trustee to incur any expense or take any action with respect to Grantor’s failure to comply with any of Grantor’s obligations under any Ground Lease.

(l)                                     Grantor, promptly upon receiving written notice of a breach by Lessor (or by any receiver, trustee, custodian, or other party that succeeds the rights of Lessor) or of any inability of Lessor to perform the terms and provisions of any Ground Lease (including, without limitation, by reason of a termination, rejection, or disaffirmance by Lessor pursuant to any Bankruptcy Laws), which would materially impair the value of any Ground Lease, shall notify Beneficiary in writing of any such breach or inability.  Grantor hereby assigns to Beneficiary the proceeds of any claims that Grantor may have against Lessor for any such breach or inability by Lessor.  So long as no Event of Default has occurred and is continuing, Grantor shall have the sole right to proceed against Lessor on Grantor’s and Beneficiary’s behalf and to receive and retain all proceeds of such claims except as otherwise provided in the Credit Agreement; during the continuance of an Event of Default, Beneficiary shall have the sole right to proceed against Lessor, and Grantor shall cooperate with Beneficiary in such endeavor.  Grantor shall, at its expense, diligently prosecute any such proceedings, shall deliver to Beneficiary copies of all papers served in connection therewith, and shall consult and cooperate with Beneficiary and its attorneys and agents, in the carrying on and defense of any such proceedings.

(m)                               Notwithstanding anything to the contrary in this paragraph, if there is an Event of Default which remains uncured, then Beneficiary shall have the right, but not the obligation, to conduct and control, through counsel of Beneficiary’s choosing, all litigation and other proceedings under the Bankruptcy Laws relating to Lessor; and any reasonable expenses incurred by Beneficiary in such litigation and proceedings shall be additional Indebtedness of Grantor secured by this Deed of Trust, shall bear interest as set forth in the Credit Agreement and shall be payable by Grantor upon demand.  No settlement of any such proceeding shall be made by Grantor without Beneficiary’s prior written consent.

(n)                                 In addition to any and all other assignments contained in this Deed of Trust, Grantor hereby absolutely, presently and unconditionally assigns, transfers, and set over to Beneficiary all of Grantor’s claims and rights to the payment of damages, and any other remedies available to Grantor, arising from any rejection of any Ground Lease by Lessor thereunder pursuant to any Bankruptcy Law. This assignment constitutes a present, absolute, irrevocable, and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all the Indebtedness and Obligations secured by this Deed of Trust shall have been satisfied and discharged in full.

Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Grantor shall have an absolute license to assert and settle any and all such claims, and to receive and apply all proceeds thereof as Grantor shall determine in its discretion.

ARTICLE 5
DEFAULT

Section 5.1                                   Events of Default.  The occurrence of any of the following events shall constitute an event of default under this Deed of Trust (each an “Event of Default”):

(a)                                  an “Event of Default” (as such term is defined in the Credit Agreement) shall have occurred;

(b)                                 Grantor’s breach of any of its covenants and/or obligations set forth in this Deed of Trust;

(c)                                  if any material misstatement or misrepresentation exists now or hereafter in any warranty or representation set forth in Article 3 hereof; or

(d)                                 an “Event of Default” (as such term is defined in that certain Deed of Trust, Fixture Filing with Assignment of Rents and Leases, and Security Agreement dated as of the date hereof by and from Tropicana to Trustee for the benefit of Beneficiary).

ARTICLE 6
REMEDIES AND FORECLOSURE

Section 6.1                                   Remedies.  If an Event of Default occurs and is continuing beyond any applicable notice and cure period, Beneficiary may, at Beneficiary’s election and by or through Trustee or otherwise, exercise any or all of the following rights, remedies and recourses, subject to the Gaming Laws:

(a)                                  To the extent permitted under the Credit Agreement, declare the Indebtedness to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Grantor), whereupon the same shall become immediately due and payable.

(b)                                 Notify all tenants of the Premises and all others obligated on leases of any part of the Premises that all rents and other sums owing on leases have been assigned to Beneficiary and are to be paid directly to Beneficiary, and to enforce payment of all obligations owing on leases, by suit, ejectment, cancellation, releasing, reletting or otherwise, whether or not Beneficiary has taken possession of the Premises, and to exercise whatever rights and remedies Beneficiary may have under any assignment of rents and leases.  Upon the occurrence of an Event of Default continuing beyond any applicable notice and cure period, Beneficiary shall be the attorney-in-fact of Grantor with respect to any and all matters pertaining to the Trust Property with full power and authority to give instructions with respect to the collection and remittance of payments, to endorse checks, to enforce the rights and remedies of Grantor, and to execute on behalf of Grantor and in Grantor’s name any instruction, agreement or other writing required therefor.  This power shall be irrevocable and deemed to be a power coupled with an interest.

(c)                                  As and to the extent permitted by Applicable Law, enter the Trust Property, either personally or by its agents, nominees or attorneys, and take exclusive possession thereof and thereupon, Beneficiary may (i) use, operate, manage, control, insure, maintain, repair, restore and otherwise deal with all and every part of the Premises and conduct business thereat; (ii) complete any construction on the Premises in such manner and form as Beneficiary deems advisable in the reasonable exercise of its judgment; (iii) exercise all rights and power of Grantor with respect to the Premises, whether in the name of Grantor, or otherwise, including, without limitation, the right to make, cancel, enforce or modify leases, obtain and evict tenants, and demand, sue for, collect and receive all earnings, revenues, rents, issues, profits and other income of the Premises and every part thereof, which rights shall not be in limitation of Beneficiary’s rights under any assignment of rents and leases securing the Indebtedness; and (iv) pursuant to the provisions of the Credit Agreement, apply the receipts from the Premises to the payment of the Indebtedness, after deducting therefrom all expenses (including, without limitation, reasonable attorneys’ fees) incurred in connection with the aforesaid operations and all amounts necessary to pay the taxes, assessments, insurance and other charges in connection with the Trust Property, as well as just and reasonable compensation for the services of Beneficiary, its counsel, agents and employees.

(d)                                 Hold, lease, develop, manage, operate or otherwise use the Trust Property upon such terms and conditions as Beneficiary may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Beneficiary deems necessary or desirable), and apply all Rents and other amounts collected by Trustee in connection therewith in accordance with the provisions of Section 6.7 hereof.

(e)                                  Require Grantor to assemble any collateral under the UCC and make it available to Beneficiary, at Grantor’s sole risk and expense, at a place or places to be designated by Beneficiary, in its sole discretion.  Beneficiary may, in its sole discretion, appoint Trustee as the agent of Beneficiary for the purpose of disposition of any personal property in accordance with the Uniform Commercial Code.

(f)                                    Institute proceedings for the complete foreclosure of this Deed of Trust, either by judicial action or by power of sale, in which case the Trust Property may be sold for cash or credit in accordance with Applicable Law in one or more parcels as Beneficiary may determine.  Except as otherwise required by Applicable Law, with respect to any notices required or permitted under the UCC, Grantor agrees that five (5) days’ prior written notice shall be deemed commercially reasonable.  At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Grantor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Grantor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Grantor.  Beneficiary or any of the Lenders may be a purchaser at such sale.  As provided in Section 11.2 below, if Beneficiary is the highest bidder, Beneficiary may credit the portion of the purchase price that would be distributed to Beneficiary against the Indebtedness in lieu of paying cash.  In the event this Deed of Trust is foreclosed by judicial action, appraisement and valuation of the Trust Property is waived. In the event of any sale made under or by virtue of this Article 6 (whether made by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale) the entire Indebtedness, if not previously due and payable, immediately thereupon shall become due and payable. The failure to make any such tenants of the Premises party to any such foreclosure proceedings and to foreclose their rights will  not be, nor be asserted to be by Grantor, a defense to any proceedings instituted by Beneficiary to collect the sums secured hereby.

(g)                                 With or without entry, to the extent permitted and pursuant to the procedures provided by Applicable Law, institute proceedings for the partial foreclosure of this Deed of Trust for the portion of the Indebtedness then due and payable (if Beneficiary shall have elected not to declare the entire Indebtedness to be immediately due and owing), subject to the continuing lien of this Deed of Trust for the balance of the Indebtedness not then due; or (1) as and to the extent permitted by Applicable Law, sell for cash or upon credit the Trust Property or any part thereof and all estate, claim, demand, right, title and interest of Grantor therein, pursuant to power of sale or otherwise, at one or more sales, as an entity or in parcels, at such time and place, upon such terms and after such notice thereof as may be required or permitted by Applicable Law, and in the event of a sale, by foreclosure or otherwise, of less than all of the Trust Property, this Deed of Trust shall continue as a lien on the remaining portion of the Trust Property; or (2) institute an action, suit or proceeding in equity for the specific performance of any covenant, condition or agreement contained herein or in any Loan Document; or (3) to the extent permitted by Applicable Law, recover judgment on the Credit Agreement either before, during or after any proceedings for the enforcement of this Deed of Trust.

(h)                                 Make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Grantor or regard to the adequacy of the Trust Property for the repayment of the Indebtedness, the appointment of a receiver of the Trust Property, and Grantor irrevocably consents to such appointment.  Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Trust Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Section 6.7 hereof.

(i)                                     Exercise all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity.

Section 6.2                                   Separate Sales.  The Trust Property may be sold in one or more parcels and in such manner and order as Trustee in its sole discretion may elect; the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 6.3                                   Remedies Cumulative, Concurrent and Nonexclusive.  Beneficiary and Trustee shall have all rights, remedies and recourses granted in the Loan Documents and available at law or in equity (including the UCC), which rights (a) shall be cumulated and concurrent, (b) may be pursued separately, successively or concurrently against Grantor or others obligated under the Loan Documents, or against the Trust Property, or against any one or more of them, at the sole discretion of Beneficiary or Trustee, as the case may be, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive.  No action by Beneficiary or Trustee in the enforcement of any rights, remedies or recourses under the Loan Documents or otherwise at law or in equity shall be deemed to cure any Event of Default.

Section 6.4                                   Release of and Resort to Collateral.  Beneficiary may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Trust Property, any part of the Trust Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Loan Documents or their status as a first and prior lien and security interest in and to the Trust Property.  For payment of the Indebtedness, Beneficiary may resort to any other security in such order and manner as Beneficiary may elect.

Section 6.5                                   Waiver of Redemption, Notice and Marshalling of Assets.  To the fullest extent permitted by law, Grantor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Grantor by virtue of any present or future statute of limitations or law or judicial decision exempting the Trust Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of any election by Trustee or Beneficiary to exercise or the actual exercise of any right, remedy or recourse provided for under the Loan Documents, and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

Section 6.6                                   Discontinuance of Proceedings.  If Beneficiary or Trustee shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents or otherwise available to either of them at law or in equity and shall thereafter elect to discontinue or abandon it for any reason, Beneficiary or Trustee, as the case may be, shall have the unqualified right to do so and, in such an event, Grantor, Beneficiary and

Trustee shall be restored to their former positions with respect to the Indebtedness, the Obligations, the Loan Documents, the Trust Property and otherwise, and the rights, remedies, recourses and powers of Beneficiary and Trustee shall continue as if such right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Beneficiary or Trustee thereafter to exercise any right, remedy or recourse under the Loan Documents or otherwise available to either of them at law or in equity for such Event of Default.

Section 6.7                                   Application of Proceeds.  The proceeds of any sale made under or by virtue of this Article 6, together with any Rents and other amounts generated by the holding, leasing, management, operation or other use of the Trust Property, shall be applied by Beneficiary or Trustee (or the receiver, if one is appointed) in the following order unless otherwise required by Applicable Law:

(a)                                  to the payment of the costs and expenses of taking possession of the Trust Property and of holding, using, leasing, repairing, improving and selling the same, including, without limitation (1) trustee’s and receiver’s fees and expenses, including the repayment of the amounts evidenced by any receiver’s certificates, (2) court costs, (3) attorneys’ and accountants’ fees and expenses, and (4) costs of advertisement;

(b)                                 to the payment of the Indebtedness and performance of the Obligations in such manner and order of preference as set forth in the Credit Agreement; and

(c)                                  the balance, if any, to the payment of the Persons legally entitled thereto.

Section 6.8                                   Occupancy After Foreclosure.  Except as otherwise required by Applicable Law, any sale of the Trust Property or any part thereof in accordance with Section 6.1(e) or Section 6.1(f) hereof will divest all right, title and interest of Grantor in and to the property sold.  Subject to Applicable Law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased.  If Grantor retains possession of such property or any part thereof subsequent to such sale, Grantor will be considered a tenant at sufferance of the purchaser, and will, if Grantor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

Section 6.9                                   Additional Advances and Disbursements; Costs of Enforcement.

(a)                                  If any Event of Default exists, Beneficiary shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Grantor.  All sums advanced and expenses incurred at any time by Beneficiary under this Section 6.9, or otherwise under this Deed of Trust or any of the other Loan Documents or Applicable Law, shall bear interest from the date that such sum is advanced or expense incurred, to and including the date of reimbursement, computed at the rate or rates at which interest is then computed on the Indebtedness, and all such sums, together with interest thereon, shall be secured by this Deed of Trust.

(b)                                 Grantor shall pay all expenses (including, without limitation, reasonable attorneys’ fees and expenses and all reasonable costs and expenses related to legal work, research and litigation) of or incidental to the perfection and enforcement of this Deed of Trust and the other Loan Documents, or the enforcement, compromise or settlement of the Indebtedness or any claim under this Deed of Trust and the other Loan Documents, and for the curing thereof, or for defending or asserting the rights and claims of Beneficiary in respect thereof, by litigation or otherwise.

Section 6.10                            No Mortgagee in Possession.  Neither the enforcement of any of the remedies under this Article 6, the assignment of the Rents and Leases under Article 7, the security interests under Article 8, nor any other remedies afforded to Beneficiary under the Loan Documents, at law or in equity shall cause Beneficiary or Trustee to be deemed or construed to be a mortgagee in possession of the Trust Property, to obligate Beneficiary or Trustee to lease the Trust Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

Section 6.11                            WAIVER OF GRANTOR’S RIGHTS.  BY EXECUTION OF THIS DEED OF TRUST, GRANTOR EXPRESSLY:  (A) ACKNOWLEDGES THE RIGHT OF BENEFICIARY TO ACCELERATE THE INDEBTEDNESS EVIDENCED BY THE CREDIT AGREEMENT OR OTHER LOAN DOCUMENTS UPON THE OCCURRENCE OF AN EVENT OF DEFAULT;  (B) TO THE EXTENT ALLOWED BY APPLICABLE LAW, WAIVES ANY AND ALL RIGHTS WHICH GRANTOR MAY HAVE UNDER THE CONSTITUTION OF THE UNITED STATES, THE VARIOUS PROVISIONS OF THE CONSTITUTIONS FOR THE SEVERAL STATES, OR BY REASON OF ANY OTHER APPLICABLE LAW, TO NOTICE (OTHER THAN AS PROVIDED FOR IN THE LOAN DOCUMENTS) AND TO JUDICIAL HEARING PRIOR TO THE EXERCISE BY BENEFICIARY OF ANY RIGHT OR REMEDY HEREIN PROVIDED TO BENEFICIARY;  (C) ACKNOWLEDGES THAT GRANTOR HAS READ THIS DEED OF TRUST AND ITS PROVISIONS HAVE BEEN EXPLAINED FULLY TO GRANTOR AND GRANTOR HAS CONSULTED WITH LEGAL COUNSEL OF GRANTOR’S CHOICE PRIOR TO EXECUTING THIS DEED OF TRUST;  AND (D) ACKNOWLEDGES THAT ALL WAIVERS OF THE AFORESAID RIGHTS OF GRANTOR HAS BEEN MADE KNOWINGLY, INTENTIONALLY AND WILLINGLY BY GRANTOR AS PART OF A BARGAINED FOR LOAN TRANSACTION.

ARTICLE 7
ASSIGNMENT OF RENTS AND LEASES

Section 7.1                                   Assignment.  In furtherance of and in addition to the assignment made by Grantor in Section 2.1 of this Deed of Trust, subject to Articles 4 and 7 hereof and to the Gaming Laws, Grantor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Trustee (for the benefit of Beneficiary) and to Beneficiary all of its right, title and interest in and to all Leases (other than the Ground Leases), whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents.  This assignment is an absolute assignment and not an assignment for additional security only.  So long as no Event of Default shall have occurred and be continuing and to the extent not prohibited by the Credit Agreement, Grantor shall have a revocable license from Trustee and Beneficiary to exercise all rights extended to the landlord under the Leases (other than the Ground Leases), including the right to receive and collect all Rents and to otherwise use the same.  The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing.  Upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Grantor, the license herein granted shall automatically expire and terminate, without notice by Trustee or Beneficiary (any such notice being hereby expressly waived by Grantor).

Section 7.2                                   Perfection Upon Recordation.  Grantor acknowledges that Beneficiary and Trustee have taken all actions necessary to obtain, and that upon recordation of this Deed of Trust, Beneficiary and Trustee shall have, to the extent permitted under Applicable Law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases.  Grantor acknowledges and agrees that upon recordation of this Deed of Trust Trustee’s and Beneficiary’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Grantor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the ”Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Deed of Trust, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

Section 7.3                                   Bankruptcy Provisions.  Without limitation of the absolute nature of the assignment of the Rents hereunder, Grantor, Trustee and Beneficiary agree that (a) this Deed of Trust shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Deed of Trust extends to property of Grantor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

Section 7.4                                   No Merger of Estates.  So long as part of the Indebtedness and the Obligations secured hereby remain unpaid and undischarged, the fee and leasehold estates to the Trust Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Grantor, Beneficiary, any tenant or any third party by purchase or otherwise.

ARTICLE 8
SECURITY AGREEMENT

Section 8.1                                   Security Interest.  This Deed of Trust constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Fixtures, Leases, Rents, Property Agreements, Proceeds, Insurance and Condemnation Awards.  To this end, Grantor grants to Beneficiary a first and prior security interest in the Fixtures, Leases, Rents, Property Agreements, Proceeds, Insurance and Condemnation Awards and all other Trust Property which is personal property to secure the payment of the Indebtedness and performance of the Obligations, and agrees that Beneficiary shall have all the rights and remedies of a secured party under the UCC with respect to such property.  Any notice of sale, disposition or other intended action by Beneficiary with respect to the Fixtures, Leases, Rents, Property Agreements, Proceeds, Insurance and Condemnation Awards sent to Grantor at least five (5) days prior to any action under the UCC shall constitute reasonable notice to Grantor.  THE TERM “TRUST PROPERTY” IS INTENDED TO EXCLUDE (I) ALL ITEMS OF PERSONAL PROPERTY IN WHICH BENEFICIARY HAS OBTAINED AND/OR PERFECTED A SECURITY INTEREST UNDER SEPARATE INSTRUMENTS; (II) THE EXCLUDED ASSETS, AS SUCH TERM IS DEFINED IN THE SECURITY AGREEMENT; AND (III) ALL ITEMS OF PERSONAL PROPERTY THAT ARE NOT OWNED, USED OR MAINTAINED EXCLUSIVELY IN CONNECTION WITH THE OPERATION OF ANY HOTEL, CASINO, RESTAURANT, STORE, PARKING FACILITY, SPECIAL EVENTS ARENA, THEME PARK, AND ANY OTHER COMMERCIAL OPERATIONS ON THE LAND.

Section 8.2                                   Financing Statements.  Grantor authorizes Beneficiary to file, in form and substance satisfactory to Beneficiary, such financing statements and such further assurances as Beneficiary may, from time to time, reasonably consider necessary to create, perfect and preserve Beneficiary’s security interest hereunder and Beneficiary may cause such statements and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest.  Grantor’s state of organization is the State of Nevada.

Section 8.3                                   Fixture Filing.  This Deed of Trust shall also constitute a financing statement filed as a “fixture filing” for the purposes of the UCC against all of the Trust Property which is or is to become fixtures.

Section 8.4                                   Information.                             Information concerning the security interest herein granted may be obtained at the address of Debtor (Grantor) and Secured Party (Beneficiary) as set forth in the first paragraph of this Deed of Trust.  Grantor hereby authorizes Beneficiary to file any and all financing statements and amendments thereto in such form and in such locations as it deems necessary or appropriate in connection herewith.

ARTICLE 9
CONCERNING THE TRUSTEE

Section 9.1                                   Certain Rights.  With the approval of Beneficiary, Trustee shall have the right to select, employ and consult with counsel.  Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by it hereunder, believed by it in good faith to be genuine.  Trustee shall be entitled to reimbursement for actual, reasonable expenses incurred by it in the performance of its duties and to reasonable compensation for Trustee’s services hereunder as shall be rendered.  Grantor shall, from time to time, pay the compensation due to Trustee hereunder and reimburse Trustee for, and indemnify, defend and save Trustee harmless against, all liability and reasonable expenses which may be incurred by it in the performance of its duties, including those arising from joint, concurrent, or comparative negligence of Trustee; however, Grantor shall not be liable under such indemnification to the extent such liability or expenses result solely from Trustee’s or Beneficiary’s gross negligence or willful misconduct.  Grantor’s obligations under this Section 9.1 shall not be reduced or impaired by principles of comparative or contributory negligence.

Section 9.2                                   Retention of Money.  All moneys received by Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by law), and Trustee shall be under no liability for interest on any moneys received by him hereunder.

Section 9.3                                   Successor Trustees.  If Trustee or any successor Trustee shall die, resign or become disqualified from acting in the execution of this trust, or Beneficiary shall desire to appoint a substitute Trustee, Beneficiary shall have full power to appoint one or more substitute Trustees and, if preferred, several substitute Trustees in succession who shall succeed to all the estates, rights, powers and duties of Trustee by an instrument in writing, executed and acknowledged by Beneficiary, and recorded in the Office of the County Recorder, Clark County, Nevada.  Such appointment may be executed by any authorized agent of Beneficiary and as so executed, such appointment shall be conclusively presumed to be executed with authority, valid and sufficient, without further proof of any action.

Section 9.4                                   Perfection of Appointment.  Should any deed, conveyance or instrument of any nature be required from Grantor by any successor Trustee to more fully and certainly vest in and confirm to such successor Trustee such estates, rights, powers and duties, then, upon request by such Trustee, all such deeds, conveyances and instruments shall be made, executed, acknowledged and delivered and shall be caused to be recorded and/or filed by Grantor.

Section 9.5                                   Trustee Liability.  In no event or circumstance shall Trustee or any substitute Trustee hereunder be personally liable under or as a result of this Deed of Trust, either as a result of any action by Trustee (or any substitute Trustee) in the exercise of the powers hereby granted or otherwise.

ARTICLE 10
MISCELLANEOUS

Section 10.1                            Notices.  Any notice required or permitted to be given under this Deed of Trust shall be given in accordance with Section 11 of the Credit Agreement.

Section 10.2                            Covenants Running with the Land.  All Obligations contained in this Deed of Trust are intended by Grantor, Beneficiary and Trustee to be, and shall be construed as, covenants running with the Trust Property.  As used herein, “Grantor” shall refer to the party named in the first paragraph of this Deed of Trust and to any subsequent owner of all or any portion of the Trust Property.  All Persons who may have or acquire an interest in the Trust Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Loan Documents; however, no such party shall be entitled to any rights thereunder without the prior written consent of Beneficiary.

Section 10.3                            Attorney-in-Fact.  Grantor hereby irrevocably appoints Beneficiary and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Beneficiary deems appropriate to protect Beneficiary’s interest, if Grantor shall fail to do so within ten (10) days after written request by Beneficiary, (b) upon the issuance of a deed pursuant to the foreclosure of this Deed of Trust or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Property Agreements, Proceeds, Insurance and Condemnation Awards or any other Trust Property in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Beneficiary’s security interests and rights in or to any of the Trust Property, and (d) while any Event of Default continues after any applicable cure period, to perform any obligation of Grantor hereunder, however:  (1) Beneficiary shall not under any circumstances be obligated to perform any obligation of Grantor; (2) any sums advanced by Beneficiary in such performance shall be added to and included in the Indebtedness and shall bear interest at the rate or rates at which interest is then computed on the Indebtedness; (3) Beneficiary as such attorney-in-fact shall only be accountable for such funds as are actually received by Beneficiary; and (4) Beneficiary shall not be liable to Grantor or any other person or entity for any failure to take any action which it is empowered to take under this Section 10.3.  Notwithstanding the foregoing, Beneficiary shall be liable for its gross negligence, willful misconduct, and bad faith in connection with exercising its rights hereunder.

Section 10.4                            Successors and Assigns.  This Deed of Trust shall be binding upon and inure to the benefit of Beneficiary, the Lenders, Trustee and Grantor and their respective successors and assigns.  Grantor shall not, without the prior written consent of Beneficiary, assign any rights, duties or obligations hereunder.

Section 10.5                            No Waiver.  Any failure by Beneficiary, the Lenders or Trustee to insist upon strict performance of any of the terms, provisions or conditions of the Loan Documents shall not be deemed to be a waiver of same, and Beneficiary, the Lenders or Trustee shall have the right at any time to insist upon strict performance of all such terms, provisions and conditions.

Section 10.6                            Credit Agreement.  If any conflict or inconsistency exists between this Deed of Trust and the Credit Agreement, the Credit Agreement shall govern.

Section 10.7                            Release or Reconveyance.  Upon (i) the occurrence of the Operator Licensing Event, (ii) the termination of the Ground Leases, and (iii) the consummation of the Third Closing Date Transactions, Beneficiary, at Grantor’s expense, shall release the liens and security interests created by this Deed of Trust and reconvey the Trust Property to Grantor.

Section 10.8                            Waiver of Stay, Moratorium and Similar Rights.  Grantor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Deed of Trust or the Indebtedness secured hereby, or any agreement between Grantor and Beneficiary or any rights or remedies of Beneficiary or Trustee. Grantor, for itself and for all Persons hereafter claiming through or under it who may at any time hereafter become holders of liens junior to the lien of this Deed of Trust, hereby expressly waives and releases all rights to direct the order in which any of the Trust Property or any interest therein shall be sold in the event of any sale or sales pursuant hereto.

Section 10.9                            Governing Law.  THIS DEED OF TRUST SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(B), EXCEPT THAT (A) WITH RESPECT TO THE EXERCISE OF REMEDIES HEREUNDER AND THE CREATION, PRIORITY, PERFECTION AND ENFORCEMENT OF THE LIEN CREATED BY THIS DEED OF TRUST, THE LAWS OF THE JURISDICTION IN WHICH THE PROPERTY IS LOCATED SHALL GOVERN, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH JURISDICTION, AND (B) FOR PERSONALTY, THE PERFECTION EFFECT OF PERFECTION OR NON-PERFECTION

AND PRIORITY OF THE SECURITY INTEREST SHALL BE SUBJECT TO ANY MANDATORY CHOICE OF LAW RULES IN THE UCC.

Section 10.10                     Choice of Forum.

(a)                                                          Subject to Section 10.10(b) and Section 10.10(c), all actions or proceedings arising in connection with this Deed of Trust shall be tried and litigated in state or Federal courts located in the County of Clark, State of Nevada, unless such actions or proceedings are required to be brought in another court to obtain subject matter jurisdiction over the matter in controversy.  GRANTOR WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS, TO ASSERT THAT IT IS NOT SUBJECT TO THE JURISDICTION OF SUCH COURTS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 10.10.

(b)                                                         Nothing contained in this Section shall preclude Beneficiary from bringing any action or proceeding arising out of or relating to this Deed of Trust in any court not referred to in Section 10.10(a).  SERVICE  OF PROCESS, SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST GRANTOR, MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS INDICATED IN SECTION 11 OF THE CREDIT AGREEMENT.

(c)                                                          Notwithstanding Section 10.10(a) and subject to Section 10.9, in the sole and absolute discretion of Beneficiary, all actions or proceedings relating to the Collateral (as defined in the Credit Agreement), other than the Premises and the Fixtures, which are the subject of the Loan Documents shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York.  Grantor hereby irrevocably submits to the jurisdiction of any New York state court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to the subject of the Loan Documents, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts.

(d)                                                         Grantor irrevocably waives, to the fullest extent it may effectively do so under Applicable Law, trial by jury and any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Grantor irrevocably consents, to the fullest extent it may effectively do so under Applicable Law, to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Grantor at its said address, such service to become effective thirty (30) days after such mailing.  Nothing shall affect the right of

Beneficiary to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Grantor in any other jurisdiction.

Section 10.11                     Headings.  The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

Section 10.12                     Entire Agreement.  This Deed of Trust and the other Loan Documents embody the entire agreement and understanding between Grantor and Beneficiary and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof.  Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

Section 10.13                     Beneficiary as Agent; Successor Agents.

(a)                                  Agent has been appointed to act as Agent hereunder by the Lenders.  Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Trust Property) in accordance with the terms of the Credit Agreement, any related agency agreement among Agent and the Lenders (collectively, as amended, supplemented or otherwise modified or replaced from time to time, the “Agency Documents”) and this Deed of Trust.  Grantor and all other persons shall be entitled to rely on releases, waivers, consents, approvals, notifications and other acts of Agent, without inquiry into the existence of required consents or approvals of the Lenders therefor.

(b)                                 Beneficiary shall at all times be the same Person that is Agent under the Agency Documents.  Written notice of resignation by Agent pursuant to the Agency Documents shall also constitute notice of resignation as Agent under this Deed of Trust.  Removal of Agent pursuant to any provision of the Agency Documents shall also constitute removal as Agent under this Deed of Trust.  Appointment of a successor Agent pursuant to the Agency Documents shall also constitute appointment of a successor Agent under this Deed of Trust.  Upon the acceptance of any appointment as Agent by a successor Agent under the Agency Documents, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent as the Beneficiary under this Deed of Trust, and the retiring or removed Agent shall promptly (i) assign and transfer to such successor Agent all of its right, title and interest in and to this Deed of Trust and the Trust Property, and (ii) execute and deliver to such successor Agent such assignments and amendments and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Agent of the liens and security interests created hereunder, whereupon such retiring or removed Agent shall be discharged from its duties and obligations under this Deed of Trust.  After any retiring or removed Agent’s resignation or removal hereunder as Agent, the provisions of this Deed of Trust and the

Agency Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Deed of Trust while it was the Agent hereunder.

(c)                                  Each reference herein to any right granted to, benefit conferred upon or power exercisable, exercised or action taken by the “Beneficiary” shall be deemed to be a reference to or be deemed to have been so taken, as the case may be, by Beneficiary in its capacity as Agent pursuant to the Credit Agreement for the benefit of the Lenders, all as more fully set forth in the Credit Agreement.

ARTICLE 11
LOCAL LAW PROVISIONS

Section 11.1                            Power of Sale.  (a)  Should default be made by Grantor in payment or performance of any Indebtedness or other Obligation or agreement secured hereby and/or in performance of any agreement herein, or should Grantor otherwise be in default hereunder, Beneficiary may, subject to NRS 107.080, declare all sums secured hereby immediately due by delivery to Trustee of a written notice of breach and election to sell (which notice Trustee shall cause to be recorded and mailed as required by law) and shall surrender to Trustee this Deed of Trust.

(b)                                 After three (3) months shall have elapsed following recordation of any such notice of breach, Trustee shall sell the property subject hereto at such time and at such place in the State of Nevada as Trustee, in its sole discretion, shall deem best to accomplish the objects of these trusts, having first given notice of such sale as then required by law.  In the conduct of any such sale Trustee may act itself or through any auctioneer, agent or attorney.  The place of sale may be either in the county in which the property to be sold, or any part thereof, is situated, or at an office of the Trustee located in the State of Nevada.

(c)                                  Upon the request of Beneficiary or if required by law Trustee shall postpone sale of all or any portion of said property or interest therein by public announcement at the time fixed by said notice of sale, and shall thereafter postpone said sale from time to time by public announcement at the time previously appointed.

(d)                                 At the time of sale so fixed, Trustee shall sell the property so advertised or any part thereof or interest therein either as a whole or in separate parcels, as Beneficiary may determine in its sole and absolute discretion, to the highest bidder for cash in lawful money of the United States, payable at time of sale, and shall deliver to such purchaser a deed or deeds or other appropriate instruments conveying the property so sold, but without covenant or warranty, express or implied.  Beneficiary and Trustee may bid and purchase at such sale.  To the extent of the Indebtedness secured hereby, Beneficiary need not bid for cash at any sale of all or any portion of the Trust Property pursuant hereto, but the amount of any successful bid by Beneficiary shall be applied in reduction of said Indebtedness.  Trustee hereby agrees, if it is then still in possession, to surrender, immediately and without demand, possession of said property to any purchaser.

(e)                                  Trustee shall apply the proceeds of any such sale to payment of expenses of sale and all charges and expenses of Trustee and of these trusts, including cost of evidence of title and Trustee’s fee in connection with sale; all sums expended under the terms hereof, not then repaid, with accrued interest at the default rate determined by the Credit Agreement; all other sums then secured hereby, and the remainder, if any, to the person or persons legally entitled thereto.

(f)                                    Beneficiary, from time to time before Trustee’s sale, may rescind any notice of breach and election to sell by executing, delivering and causing Trustee to record a written notice of such rescission.  The exercise by Beneficiary of such right of rescission shall not constitute a waiver of any breach or default then existing or subsequently occurring, or impair the right of Beneficiary to execute and deliver to Trustee, as above provided, other notices of breach and election to sell, nor otherwise affect any term, covenant or condition hereof or under any obligation secured hereby, or any of the rights, obligations or remedies of the parties thereunder.

Section 11.2                            Credit Bids.  At any foreclosure sale, any person, including Grantor, Trustee or Beneficiary, may bid for and acquire the Trust Property or any part thereof to the extent permitted by then Applicable Law.

Section 11.3                            Nevada Law.  Where not inconsistent with the above, the following covenants, Nos. 1; 2 (full replacement value); 3; 4 (the rate or rates at which interest is computed upon default of the Indebtedness in the Credit Agreement); 5; 6; 7 (reasonable percentage); 8 and 9 of NRS 107.030 are hereby included herein by this reference and made a part of this Deed of Trust.

Section 11.4                            Filing and Indexing.                                    This Deed of Trust is to be filed and indexed in the real estate records and is also to be indexed in the index of UCC Financing Statements of Clark County, Nevada under the name of EASTERN & WESTERN HOTEL CORPORATION, a Nevada corporation, as debtor, and WELLS FARGO FOOTHILL, INC., in its capacity as the arranger and administrative agent, its successors and assigns, as its interests may appear, as secured party.  Grantor’s organizational number is C7311-1988.  Information concerning the security interest may be obtained from Beneficiary at the following address 2450 Colorado Avenue, Suite 3000 West, Santa Monica, California 90404.

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IN WITNESS WHEREOF, Grantor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given.

Grantor:	EASTERN & WESTERN HOTEL CORPORATION, a Nevada corporation

	By:	/s/ Michael J. Hessling
		Name:	Michael J. Hessling
		Its:	Executive Vice President and Assistant Secretary

ACKNOWLEDGEMENT

STATE OF NEVADA	)
) ss.
COUNTY OF CLARK	)

This instrument was acknowledged before me on March 26, 2005 by MICHAEL J. HESSLING, as EXECUTIVE VICE PRESIDENT AND ASSISTANT SECRETARY of EASTERN & WESTERN HOTEL CORPORATION.

/s/ Saundra Jackson
NOTARY PUBLIC

My commission expires:	4/21/07

[SEAL]

Exhibit A

Description of Land

All that certain real property situated in the County of Clark, State of Nevada, described as follows:

PARCEL I:

That portion of the West Half (W 1/2) of the Northeast Quarter (NE 1/4) of the Northwest Quarter (NW 1/4) of Section 28, Township 21 South, Range 51 East, M.D.M., described as follows:

COMMENCING at the North Quarter (N 1/4) corner of said Section 28;

THENCE South 89’50’14” west, along the North line of the Northwest Quarter (NW 1/4) of said Section 28, a distance of 1,318.16 feet to a point;

THENCE South 02’54’50” East, a distance of 101.41 feet to a point on the South right of way line of Tropicana Avenue (100 feet wide) said point also being the Northwest (NW) corner of Tropicana Park, as shown by map thereof on file in Book 8 of Plats, Page 37 and reverted to acreage by map thereon on file in Book 15 of Plats, Page 11, Clark County Records said point being the TRUE POINT OF BEGINNING;

THENCE North 87’11’36” East, along said South right of way line, a distance of 452.59 feet to a point of tangency of a curve concave to the Southwest and having a radius of 15.00 feet;

THENCE along said curve through a central angle of 89’50’04” an arc length of 23.52 feet to a point on the Westerly right of way line of Scott Street, as shown on said plats;

THENCE South 02’58’20” East, along said right of way line, a distance of 631.04 feet to a point on the centerline of Mona Avenue, as shown on the aforementioned plat of Tropicana Park;

THENCE South 87’01’40” West, along said centerline, and the Westerly extension thereof, a distance of 468.21 feet to a point on the West line of said Tropicana Park;

THENCE North 02’54’50” West, along said line to the TRUE

POINT OF BEGINNING.

EXCEPTING THEREFROM that portion of said land conveyed to the State of Nevada by deed recorded June 23, 1999 in Book 990623, Doc/Inst. No. 02544, Official Records, Clark County, Nevada.

PARCEL II:

(Hotel San Remo Convention Center)

The Easterly 150 feet of the West Half (W 1/2) of the Northeast Quarter (NE 1/4) of the Northwest Quarter (NW 1/4) of Section 28, Township 21 South, Range

61 East, M.D.M.

EXCEPT the portion thereof conveyed to the State of Nevada by Deed recorded May 29, 1959 as Document No. 162200 of Official Records, Clark County, Nevada Records.

FURTHER EXCEPTING the interest in the South 30 feet and the West 20 feet conveyed to Clark County for roads, utilities and other public and incidental purposes by Deed recorded September 13, 1971 as Document No. 128706.

FURTHER EXCEPTING that portion of said land conveyed to Ben Hur Hotel, Inc. described as follows:

COMMENCING at the Southeast (SE) corner of the Northeast Quarter (NE 1/4) of the Northwest Quarter (NW 1/4) of said Section 28;

THENCE North 88’43’17” West along the South line thereof a distance of 658.98 feet to the Southwest (SW) corner of the East Half (E 1/2) of the Northeast Quarter (NE 1/4) of the Northwest Quarter (NW 1/4) of Section 28, said point being the TRUE POINT OF BEGINNING;

THENCE continuing North 88’43’17” West  a distance of 148.90 feet to the Southeast (SE) corner of the Tropicana Park Subdivision as shown in Book 8 of Plats, Page 37, Clark County Records, Nevada; thence North 00’26’17” West along the East line of said Tropicana Park a distance of 571.77 feet;

THENCE North 89’38’50” East a distance of 149.91 feet to a point in the West line of the East Half (E 1/2) of the Northeast Quarter (NE 1/4) of the Northwest Quarter (NW 1/4) of Section 28;

THENCE South 00’19’51” East a distance of 576.01 feet to the TRUE POINT OF BEGINNING.

FURTHER EXCEPTING that certain spandrel area conveyed to Clark County for road purposes by Deed recorded May 4, 1987 as Document No. 870504/00953 and re-recorded May 20, 1987 as Document No. 870520/00620 of Official Records.

Exhibit B-1

Ground Leases

1.                       Amended and Restated Casino Lease dated as of March 9, 2005 by and between 155 East Tropicana, LLC, as lessor, and Eastern & Western Hotel Corporation, as lessee, conveying a leasehold interest to lessee in Parcel I (as more particularly described on Exhibit A hereto).

2.                       Amended and Restated Hotel Lease dated as of March 9, 2005 by and between 155 East Tropicana, LLC, as lessor, and Eastern & Western Hotel Corporation, as lessee, conveying a leasehold interest to lessee in Parcel I & II (as more particularly described on Exhibit A hereto).